Exhibit 99.1

Atlantic Union Bankshares Corporation Declares Quarterly Common Stock Dividend and Preferred Stock Dividend

Richmond, Va., May 7, 2024 – The Board of Directors (the “Board”) of Atlantic Union Bankshares Corporation (the “Company”) has declared a quarterly dividend of $0.32 per share of common stock, which is the same as the first quarter of 2024 and an approximately 7% increase from the dividend in the second quarter of 2023. Based on the Company’s common stock closing price of $33.63 on May 6, 2024, the dividend yield is approximately 3.8%. The common stock dividend is payable on June 7, 2024 to common shareholders of record as of May 24, 2024.

The Board also declared a quarterly dividend on the outstanding shares of the Company’s 6.875% Perpetual Non-Cumulative Preferred Stock, Series A (the “Series A preferred stock”). The Series A preferred stock is represented by depositary shares, each representing a 1/400th ownership interest in a share of Series A preferred stock. The dividend of $171.88 per share (equivalent to $0.43 per outstanding depositary share) is payable on June 3, 2024 to holders of record as of May 20, 2024.

About Atlantic Union Bankshares Corporation

Headquartered in Richmond, Virginia, Atlantic Union Bankshares Corporation (NYSE: AUB) is the holding company for Atlantic Union Bank. Atlantic Union Bank had 135 branches and approximately 150 ATMs located throughout Virginia, and in portions of Maryland and North Carolina as of April 1, 2024. Certain non-bank financial services affiliates of Atlantic Union Bank include: Atlantic Union Equipment Finance, Inc., which provides equipment financing; Atlantic Union Financial Consultants, LLC, which provides brokerage services; and Union Insurance Group, LLC, which offers various lines of insurance products.

###

Contact:

Bill Cimino, Senior Vice President and Director of Investor Relations 804.448.0937